Filed Pursuant to Rule 433
Registration Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.

CMS Range Accrual Notes Due 2009

Final Term Sheet

March 9, 2007

Issuer:	Citigroup Funding Inc.

Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.

Rating of Issuer’s Obligations:	Aa1/AA- (Moody’s/S&P)

Offering:	CMS Range Accrual Notes Due 2009

Sole Underwriter:	Citigroup Global Markets Inc.

Principal Amount Issued:	US $10,000,000

Pricing Date:	March 9, 2007

Issue Date:	March 20, 2007

Maturity Date:	March 20, 2009

Issue Price:	100% of the principal amount.

Interest Rate:

Nominal Rate per annum x number of Accrual Days / number of calendar days in an Interest Calculation Period

Accrual Day: Any calendar day in an Interest Calculation Period Index Observed is determined to be between 4.02% and 6.02%

Nominal Rate:	5.52%.

Index Observed:	5y CMS Rate

Index Fixings:

5y CMS Rate is 5 year 30/360 USD Semi-annual swap rates as quoted daily on Reuter’s page ISDAFIX1 (11 a.m. fixing)

For each calendar day where no fixing is available, the immediately preceding available fixing will be used. For the last 4 calendar days in an Interest Calculation Period, the fixing will not be observed, but assumed to be the same as the immediately preceding available fixing.

Interest Calculation Period:	Each three-month period from and including an Interest Payment Date to and including the day immediately preceding the next Interest Payment Date

Interest Payment Date:	Quarterly on the 20th of each June, September, December and March beginning on June 20, 2007 and ending on the Maturity Date

Day Count	30/360 Unadjusted

Payment at Maturity:	100% of the principal amount

Redemption Price:	100% of the principal amount, plus any accrued and unpaid interest

Business Day:	New York and London Modified Following Business Day Convention

Calculation Agent:	Citigroup Financial Products, Inc.

Fees and Conflicts:	Citibank, N.A. and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading of other instruments, such as options, swaps or futures, based upon by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citibank’s role as the Calculation Agent for the Notes may result in a conflict of interest.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

Citigroup Funding Inc.

CMS Range Accrual Notes Due 2009

Final Term Sheet

March 9, 2007

Form and Denomination:	Registered Medium-Term Notes in minimum denominations and minimum increments of US$1,000.00.

Clearing and Settlement:	DTC

Listing:	None

CUSIP:	1730T0CF4

Underwriting Discount:	0.00%

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.